April 30, 2007	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS COMPLETES TRANSITION TO NEW CHAIRMAN

DENVER - DCP Midstream GP LLC, the general partner of DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today announced the resignation of Jim W. Mogg and appointment of Fred J. Fowler as the chairman of its board of directors, according to the previously announced transition.

Mr. Fowler is president and chief executive officer of Spectra Energy Corp, which has a 50 percent ownership in DCP Midstream LLC, the owner of the Partnership’s general partner. Prior to Spectra Energy’s separation from Duke Energy, Fowler served as group executive and president of Duke Energy Gas where he was president and CEO of the company’s gas businesses.

Fowler joined Duke Energy in 1985 and held various roles within marketing and gas transmission for Trunkline Gas Co., Panhandle Eastern Pipe Line Co. and Texas Eastern Transmission Corp., prior to being named group vice president for PanEnergy Corp. in 1996. He became group president of energy transmission for Duke Energy in 1997. He was appointed president and chief operating officer in November 2002 and was named group executive and president of Duke Energy Gas in April 2006. Fowler has served in his current position since January 2007.

“We want to thank Jim for his leadership and commitment to the formation, growth and success of the Partnership,” said Mark Borer, president and chief executive officer. “His wealth of experience and business acumen is very much appreciated, and we wish him the best. We have worked closely with Fred for many years and welcome his leadership of the Partnership’s board.”

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.